UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
Zentalis Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZENTALIS PHARMACEUTICALS, INC.
AMENDMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2025

May 23, 2025

Dear Zentalis Stockholder,

The proxy statement for the 2025 Annual Meeting of Stockholders, or the Proxy Statement, of Zentalis Pharmaceuticals, Inc., a Delaware corporation, or the Company, to be held on June 17, 2025, or the Annual Meeting, was filed with the U.S. Securities and Exchange Commission on April 30, 2025. This amendment to the Proxy Statement, or the Proxy Amendment, is being filed solely to update the table below showing the composition of the committees of the Board of Directors of the Company on page 20 of the Proxy Statement, or the Committee Composition Table, to correct a typographical error. The Committee Composition Table in the Proxy Statement indicated that the membership of the Nominating and Corporate Governance Committee, or the Nominating Committee, was Jan Skvarka (Chairperson), Karan Takhar and Scott Myers; however, the membership of the Nominating Committee is Dr. Skvarka (Chairperson), Mr. Takhar and Luke Walker, as set forth in the updated table below.

Name	Audit	Compensation	Nominating and Corporate Governance
Scott Myers†*		M
David Johnson		M
Enoch Kariuki, Pharm.D.	CH
Jan Skvarka, Ph.D.	M		CH
Karan Takhar*		CH	M
Luke Walker, M.D.*	M		M
* Nominated for election at the Annual Meeting. See Proposal 1 in the Proxy Statement.
† Chairperson of the Board
CH Chairperson of the Committee
M Member of the Committee

Apart from the update to the Committee Composition Table, no other changes have been made to the Proxy Statement or to the matters to be considered at the Annual Meeting, and this Proxy Amendment does not otherwise modify, amend, supplement, or affect the Proxy Statement. Stockholders do not need to take any action if they have already voted their shares for the Annual Meeting.

Sincerely,

/s/ Julie Eastland

Julie Eastland

President, Chief Executive Officer and Director